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                                                                      Exhibit 21

                         SUBSDIARIES OF THE REGISTRANT

SCHAWK, INC.

     Schawk Canada, Inc.

        StanMont Inc.

     Schawk de Mexico, S.A. de C.V.

        Schawk Servicios Administrativos, S.A. de C.V.

     Schawk GmbH